Vanguard Convertible Securities Fund Proxy Voting Results

Results of Proxy Voting

At a special meeting of shareholders on November 15, 2017, fund shareholders approved the following proposals:


Proposal 1 - Elect Trustees for the fund.*
The individuals listed in the table below were elected as trustees for the fund. All trustees with the exception of Ms.
Mulligan, Ms. Raskin, and Mr. Buckley
(each of whom already serve as directors of The Vanguard Group, Inc.)
served as trustees to the funds prior to the shareholder meeting.


Trustee
For
Withheld
Percentage For
Mortimer J. Buckley
75,660,800
3,246,766
95.9%
Emerson U. Fullwood
75,506,137
3,401,429
95.7%
Amy Gutmann
75,426,928
3,480,638
95.6%
JoAnn Heffernan Heisen
75,512,736
3,394,830
95.7%
F. Joseph Loughrey
75,499,550
3,408,016
95.7%
Mark Loughridge
75,554,369
3,353,197
95.8%
Scott C. Malpass
75,406,393
3,501,173
95.6%
F. William McNabb III
75,474,757
3,432,809
95.7%
Deanna Mulligan
75,548,828
3,358,738
95.7%
Andre F. Perold
74,281,672
4,625,894
94.1%
Sarah Bloom Raskin
75,498,428
3,409,138
95.7%
Peter F. Volanakis
75,531,120
3,376,446
95.7%

*Results are for all funds within the same trust.


Proposal 3 ? Approve a manager of managers arrangement with wholly owned subsidiaries of Vanguard.
This arrangement enables Vanguard or the fund to enter into and materially amend investment advisory arrangements with wholly-owned subsidiaries of Vanguard, subject to the approval of the fund?s board of trustees and any conditions imposed by the Securities and Exchange Commission (SEC), while avoiding the costs and delays associated with obtaining future shareholder approval.
The ability of the fund to operate in this manner is contingent upon the SEC?s approval of a pending application for an order of exemption.


Vanguard Fund

For

Abstain

Against
Broker
Non-Votes
Percentage
For
Convertible Securities Fund
65,901,838
2,552,176
2,858,271
7,595,282
83.5%